Exhibit 99.1

Midstates Petroleum Company, Inc. Announces Pricing of its Initial Public Offering

HOUSTON— April 19, 2012 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) announced today the pricing of its initial public offering of 24,000,000 shares of its common stock at $13.00 per share. The shares are expected to begin trading on the New York Stock Exchange on April 20, 2012 under the ticker symbol “MPO.” The Company is selling 18,000,000 shares of its common stock and the selling stockholders named in the registration statement are selling 6,000,000 shares of the Company’s common stock. In addition, the selling stockholders have granted the underwriters for the offering a 30-day option to purchase up to an additional 3,600,000 shares of the Company’s common stock at the same price per share. The offering is expected to close on April 25, 2012, subject to customary closing conditions.

Midstates intends to use the net proceeds from the offering to redeem preferred units that were previously issued by an affiliate of the Company and to repay a substantial portion of its outstanding indebtedness under the Company’s revolving credit facility. Midstates will not receive any proceeds from the sale of shares by the selling stockholders.

Midstates is owned by funds affiliated with First Reserve Corporation (“First Reserve”), a leading global investment firm dedicated to the energy industry and management.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the offices of:

Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street, New York, NY 10282 telephone: 1-866-471-2526 facsimile: 212-902-9316 email: prospectus-ny@ny.email.gs.com	Morgan Stanley & Co. LLC Attention: Prospectus Department 180 Varick Street, 2nd Floor, New York, New York 10014 telephone: 866-718-1649 email: prospectus@morganstanley.com

Wells Fargo Securities, LLC

Attention: Equity Syndicate Dept

375 Park Avenue New York, NY 10152

telephone: (800) 326-5897

email: cmclientsupport@wellsfargo.com

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The registration statement is available on the SEC’s web site at www.sec.gov under the registrant’s name, “Midstates Petroleum Company, Inc.” This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. Founded in 1993, the Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana. Midstates is headquartered in Houston, Texas.

About First Reserve

Founded in 1983, First Reserve is a leading global investment firm dedicated to the energy industry with over $23 billion of raised capital as of December 31, 2011. With offices in North America, Europe and Asia, First Reserve is well-positioned to make strategic investments on a global basis across the energy value chain. First Reserve seeks to create value for its investors by applying its deep industry knowledge, decades of investing and operational experience, highly talented management team and powerful network of global relationships to its investments and through active monitoring of its portfolio companies.

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations

Al.Petrie@midstatespetroleum.com

(713) 595-9427